Exhibit 5(a)

November 14, 2006

Pharmos Corporation

99 Wood Avenue South, Suite 311

Iselin, New Jersey 08830

Re:	Registration Statement on Form S-3

Relating to 20,000,000 Shares of Common Stock

Gentlemen:

You have requested our opinion in connection with the above-referenced registration statement (the “Registration Statement”), relating to up to 20,000,000 shares (including 13,500,000 shares that may be hereafter be issued) of Common Stock, par value $.03 per share, of Pharmos Corporation (the “Company”) that the Registration Statement contemplates will be sold by certain selling stockholders.

We have reviewed copies of the Amended and Restated Articles of Incorporation of the Company (including amendments thereto), the By-laws of the Company, the Registration Statement and exhibits thereto, the Agreement and Plan of Merger, as amended, between the Company, Vela Acquisition Corporation, Vela Acquisition No.2 Corporation and Vela Pharmaceuticals Inc. (the “Merger Agreement”) and have examined such corporate documents and records and other certificates, and have made such investigations of law, as we have deemed necessary in order to render the opinion hereinafter set forth. As to certain questions of fact material to our opinion, we have relied upon the certificate of an officer of the Company and upon certificates of public officials.

Based upon and subject to the foregoing, we are of the opinion that the 20,000,000 shares (including 13,500,000 shares that may hereafter be issued) of Common Stock of the Company that are being offered by the selling stockholders in the Registration Statement have been duly authorized and are, or, upon issuance in accordance with the terms of the Merger Agreement, will be, validly issued, fully paid and non-assessable.

We hereby consent to the reference to us under the caption “Legal Matters” in the Registration Statement and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

Eilenberg & Krause LLP